Exhibit 99.1

Company Contact: Mr. Thomas Sammons Chief Financial Officer TechPrecision Corporation Phone: 978-883-5109 Email: sammonst@ranor.com Website: www.techprecision.com	Investor Relations Contact: Hayden IR Brett Maas Phone: 646-536-7331 Email: brett@haydenir.com Website: www.haydenir.com

FOR IMMEDIATE RELEASE

TechPrecision Doubles Year-To-Date Net Income in the Third Fiscal Quarter of 2017

Company Reports Steady Growth in Net Sales, Cash, Working Capital

Westminster, MA – February 14, 2017 – TechPrecision Corporation (OTCQB: TPCS) ("TechPrecision" or "the Company"), an industry leading manufacturer of precision, large-scale fabricated and machined metal components and tested systems with customers in the defense, energy and precision industrial sectors, today reported financial results for the third quarter period of fiscal year 2017, the period ended December 31, 2016.

Third Quarter Recap

"This was another quarter of operational and financial progress, as we delivered consistent and increasing profitability, along with a significant increase in net sales," stated Alexander Shen, TechPrecision's Chief Executive Officer. "Our third quarter net income doubled our year-to-date income for fiscal year 2017. We continue to benefit from our consistent sharp focus on productivity initiatives and top line growth with key customers. We have clearly demonstrated improving trends in profitability, working capital and cash. We expect to increase productivity and maintain profitability levels on an annual basis. We significantly improved our balance sheet compared to March 31, 2016 levels, as we reported $3.8 million in cash and $5.0 million in working capital at December 31, 2016. In addition, we refinanced a portion of our long-term debt in December reducing the annual interest rate from 10% to 5.21%."

Third Quarter of Fiscal 2017 Financial Results

•	Net sales were $5.3 million compared to $3.5 million the same quarter a year ago, an increase of 52%.

•	Gross profit was $2.1 million compared to gross profit of $1.1 million in the same quarter last year.

•
Non-cash, stock-based compensation expense resulting from a one-time, non-recurring award of common stock to our board of directors and CEO stock option grants totaled $1.1 million in the third quarter of fiscal 2017.

•
Excluding non-cash, stock-based compensation expense, selling, general and administrative expenses increased by approximately 17%, or $125,971 compared to the same quarter last year, primarily for professional fees related to expanding the size of the Company's board of directors and holding the annual stockholders' meeting.

•	The Company recognized a gain of $1.1 million related to the settlement of a claims assignment.

•
Net income in the third quarter of fiscal 2017 and 2016 was $992,094 and $12,003, respectively, representing a $0.03 per diluted share in fiscal 2017 compared to $0.00 per diluted share in the third quarter of fiscal 2016.

Nine Months Year-to-Date Financial Results

•
Net sales increased 14%, or $1.6 million, to $13.6 million from $12.0 million in the year-ago nine-month period. Increases in net sales to defense and precision industrial customers more than offset lower net sales in the energy sector. TechPrecision's energy sector backlog has increased by $2.3 million from March 31, 2016 to December 31, 2016.

•	Gross profit in the first nine months of fiscal 2017 was $5.1 million compared to gross profit of $3.8 million in the first nine months of fiscal 2016, an increase of 35%.

•
Selling, general and administrative expenses, exclusive of non-cash, stock-based compensation expense described above, increased by approximately 2%, or $57,805, compared to the first nine months of fiscal 2016 due to the reasons described above, offset by an overall reduction in other expense items.

•
Net income, inclusive of the settlement gain and the non-cash stock-based compensation, for the nine months ended December 31, 2016 was $2.0 million compared to $0.5 million for the same period last year.

Balance Sheet Summary

At December 31, 2016, TechPrecision had working capital of $5.0 million compared to working capital of $2.4 million and $0.5 million at September 30, 2016 and March 31, 2016, respectively. The Company had $3.8 million in cash at December 31, 2016 compared to $1.3 million at March 31, 2016 and generated $1.9 million of cash from operations in the first nine months of fiscal 2017 compared to $0.4 million in fiscal 2016. The increase in cash of nearly $2.5 million from March 31, 2016 to December 31, 2016 included the receipt of $614,452 related to the claims assignment and a net increase in cash provided by financing activities of $1.0 million, offset by $452,820 of investment in fixed property, plant and equipment.

Teleconference Information

The Company will hold a conference call at 4:30 p.m. Eastern (U.S.) time on February 14, 2017. To participate in the live conference call, please dial 1-866-682-6100 five to 10 minutes prior to the scheduled conference call time. International callers should dial 1-862-255-5401. When prompted, reference TechPrecision.

A replay will be available until March 14, 2017. To access the replay, dial 1-877-481-4010 or 1-919-882-2331. When prompted, enter Conference Passcode 10231.

The call will also be available live by webcast at TechPrecision Corporation's website, www.techprecision.com, and will also be available over the Internet and accessible at http://www.investorcalendar.com/IC/CEPage.asp?ID=175615.

About TechPrecision Corporation

TechPrecision Corporation, through its wholly owned subsidiaries, Ranor, Inc. and Wuxi Critical Mechanical Components Co., Ltd., manufactures large-scale, metal fabricated and machined precision components and equipment. These products are used in a variety of markets including: defense, aerospace, nuclear, industrial, and medical. TechPrecision's goal is to be an end-to-end service provider to its customers by furnishing customized and integrated "turn-key" solutions for completed products requiring custom fabrication and machining, assembly, inspection and testing. To learn more about the Company, please visit the corporate website at http://www.techprecision.com. Information on the Company's website or any other website does not constitute a part of this press release.

Safe Harbor Statement

This release contains certain "forward-looking statements" relating to the business of the Company and its subsidiary companies. These forward-looking statements are often identified by the use of forward-looking terminology such as "believes," expects" or similar expressions. Such forward-looking statements involve known and unknown risks and uncertainties that may cause actual results to be materially different from those described herein as anticipated, believed, estimated or expected. Investors should not place undue reliance on these forward-looking statements, which speak only as of the date of this press release. The Company's actual results could differ materially from those anticipated in these forward-looking statements as a result of a variety of factors, including the availability of appropriate financing facilities, the Company's ability to receive contract awards through competitive bidding processes, the Company's ability to maintain standards to enable it to manufacture products to exacting specifications, the Company's ability to enter new markets for its services, market and customer acceptance of the Company's products, the Company's reliance on a small number of customers for a significant percentage of its business, competition, government regulations and requirements, pricing and development difficulties, the Company's ability to make acquisitions and successfully integrate those acquisitions with its business,  general industry and market conditions and growth rates, general economic conditions, and other risks discussed in the Company's periodic reports that are filed with the Securities and Exchange Commission (the "SEC") and available on the SEC's website (www.sec.gov). All forward-looking statements attributable to the Company or to persons acting on its behalf are expressly qualified in their entirety by these factors.  Any forward-looking statements speak only as of the date on which they are made, and the Company undertakes no obligation to publicly update or revise any forward-looking statements to reflect events or circumstances that may arise after the date of this press release, except as required by applicable law.

-- Tables Follow --

TECHPRECISION CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited)

	December 31, 2016	March 31, 2016
ASSETS
Current assets:
Cash	$3,794,773	$1,332,166
Accounts receivable, less allowance for doubtful accounts of $0 at December 31, 2016 and March 31, 2016	771,202	2,022,480
Costs on uncompleted contracts, in excess of progress billings	3,050,850	2,395,642
Inventories - raw materials	124,394	128,595
Other current assets	363,523	530,808
Total current assets	8,104,742	6,409,691
Property, plant and equipment, net	4,747,890	4,814,184
Deferred income taxes	684,270	684,270
Other noncurrent assets, net	123,900	176,344
Total assets	$13,660,802	$12,084,489

LIABILITIES AND STOCKHOLDERS' EQUITY:
Current liabilities:
Accounts payable	$548,759	$996,065
Accrued expenses	1,195,317	1,804,485
Income taxes payable	5,589	9,032
Advanced claims payment	--	507,835
Billings on uncompleted contracts, in excess of related costs	663,158	1,629,018
Current portion of long-term debt	696,245	953,106
Total current liabilities	3,109,068	5,899,541
Long-term debt, net	5,041,868	3,735,410
Deferred income taxes	684,270	684,270
Noncurrent accrued expenses	22,580	37,097
Commitments and contingent liabilities (see Note 14)
Stockholders' Equity:
Common stock - par value $.0001 per share, 90,000,000 shares authorized, 28,824,593 shares issued and outstanding at December 31, 2016, and 27,324,593 shares issued and outstanding at March 31, 2016	2,882	2,732
Additional paid in capital	8,188,284	7,094,749
Accumulated other comprehensive income	19,249	21,568
Accumulated deficit	(3,407,399)	(5,390,878)
Total stockholders' equity	4,803,016	1,728,171
Total liabilities and stockholders' equity	$13,660,802	$12,084,489

TECHPRECISION CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME
(Unaudited)

	Three Months Ended December 31,		Nine Months Ended December 31,
	2016	2015	2016	2015
Net sales	$5,318,610	$3,506,560	$13,619,578	$11,985,422
Cost of sales	3,266,721	2,434,900	8,558,680	8,223,349
Gross profit	2,051,889	1,071,660	5,060,898	3,762,073
Selling, general and administrative	1,955,093	768,220	3,582,856	2,482,465
Gain from claims assignment settlement	(1,122,287)	--	(1,122,287)	--
Income from operations	1,219,083	303,440	2,600,329	1,279,608
Other, net	1,130	471	8,705	1,561
Interest expense	(207,521)	(291,908)	(583,999)	(808,209)
Total other expense, net	(206,391)	(291,437)	(575,294)	(806,648)
Income before income taxes	1,012,692	12,003	2,025,035	472,960
Income tax expense	20,598	--	41,556	--
Net income	$992,094	$12,003	$1,983,479	$472,960
Other comprehensive (loss) income, before tax:
Foreign currency translation adjustments	(1,095)	(1,135)	(2,319)	217
Other comprehensive (loss) income, before tax	(1,095)	(1,135)	(2,319)	217
Income tax expense on other comprehensive (loss) income	--	--	--	--
Other comprehensive (loss) income, net of tax	(1,095)	(1,135)	(2,319)	217
Comprehensive income	$990,999	$10,868	$1,981,160	$473,177
Net income per share (basic)	$0.03	$0.00	$0.07	$0.02
Net income per share (diluted)	$0.03	$0.00	$0.07	$0.02
Weighted average number of shares outstanding (basic)	28,156,115	27,324,593	27,602,775	26,084,080
Weighted average number of shares outstanding (diluted)	28,873,237	27,509,980	28,261,110	26,210,206

TECHPRECISION CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)

	Nine Months Ended December 31,
	2016	2015
CASH FLOWS FROM OPERATING ACTIVITIES
Net income	$1,983,479	$472,960
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	519,114	582,628
Amortization of debt issue costs	129,383	219,876
Stock based compensation expense	1,093,685	51,100
Benefit from contract loss adjustments	(320,900)	(111,958)
Gain from claims assignment settlement – noncash portion	(507,835)	--
Changes in operating assets and liabilities:
Accounts receivable	1,251,278	59,798
Costs on uncompleted contracts, in excess of progress billings	(547,812)	(789,764)
Inventories – raw materials	4,201	(13,738)
Other current assets	167,263	(110,355)
Other noncurrent assets and liabilities	(30,961)	--
Accounts payable	(447,306)	(438,486)
Accrued expenses	(412,198)	67,709
Accrued taxes	(3,443)	--
Advanced claims payment	--	507,835
Billings on uncompleted contracts, in excess of related costs	(965,860)	(124,327)
Net cash provided by operating activities	1,912,088	373,278

CASH FLOWS FROM INVESTING ACTIVITIES
Purchases of property, plant and equipment	(452,820)	(192,215)
Net cash used in investing activities	(452,820)	(192,215)

CASH FLOWS FROM FINANCING ACTIVITIES
Deferred loan costs	(159,137)	--
Borrowings of long-term debt	6,227,500	--
Repayment of long-term debt	(5,064,745)	(700,174)
Net cash provided by (used in) financing activities	1,003,618	(700,174)
Effect of exchange rate on cash	(279)	(913)
Net increase (decrease) in cash	2,462,607	(520,024)
Cash, beginning of period	$1,332,166	$1,336,325
Cash, end of period	$3,794,773	$816,301

SUPPLEMENTAL DISCLOSURES OF CASH FLOWS INFORMATION
Cash paid during the period for:
Interest	$692,541	$525,421
Income taxes	$45,000	$--

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